Exhibit 3.1.4

Date and Time: 10/14/2013 11:00 AM ID Number: 20051109690 Document number: 20131590515 Amount Paid: $25.00

Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	20051109690

1. Enity name:	Synergy Resources Corporation
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name:
(if aplicable)

3. Use of Restricted Words (if any of these
terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ "bank" or "trust" or any derivative thereof ☐ "credit union" ☐ "savings and loan" ☐ "insurance", casualty", "mutual", or "surety"

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

OR

If the corporation's period of duration as amended is perpetual, mark this box:  ☑

7. (Optional) Delayed effective date:
(mm/dd/yyyy)

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:
Hart Will
(Last) (First) (Middle) (Suffix)
1624 Washington St.
(Street name and number or Post Office information)

Denver CO 80203
(City) (State) (Postal/Zip Code)

(Province - if applicable) (Country - if not US)

ARTICLES OF AMENDMENT ATTACHMENT

The following section was added to Article VII.

Section 4.  Quorum.  The presence of one-third of the votes entitled to be cast on any matter by a voting group constitutes a quorum of that voting group for action on the matter.